Exhibit (a)(5)(E)

FOR IMMEDIATE RELEASE

CONTACTS:

Doni Fordyce

L-1 Identity Solutions

203-504-1109

dfordyce@l1id.com

Steve Lipin

Brunswick Group

212-333-3810

L-1 Identity Solutions Extends Subsequent Offering Period of Tender Offer to August 13, 2008

Digimarc Stockholders Have Tendered Approximately 88 Percent of Shares

STAMFORD, CT. — August 11, 2008 — L-1 Identity Solutions, Inc. (NYSE: ID), a leading provider of identity solutions and services, today announced that it has extended the previously announced subsequent offering period of its tender offer for all outstanding shares of common stock of Digimarc Corporation (Nasdaq: DMRC) to 5:00 p.m. (ET) on Wednesday, August 13, 2008. The subsequent offering period was previously set to expire at 5:00 p.m. (ET) on Friday, August 8, 2008.

Including shares tendered in the initial offering period, Digimarc stockholders have now tendered approximately 21,893,114 shares, representing approximately 88 percent of Digimarc’s outstanding common stock. L-1 has accepted for payment all shares tendered in the offer.

Once L-1 acquires at least 90 percent of the outstanding shares of Digimarc, either through the subsequent offering period or by exercising its right to purchase additional shares directly from Digimarc, L-1 will effect a “short-form” merger under Delaware law and Digimarc will become a direct, wholly-owned subsidiary of L-1. The extension of the subsequent offering period will permit all Digimarc stockholders who have not yet tendered their shares to obtain the offer price of $12.25 per share, net to the seller in cash, without interest and less any required withholding taxes, for their shares prior to consummation of the merger.  L-1 does not expect to extend the subsequent offering period beyond Wednesday, August 13.

During the extended subsequent offering period, L-1 will accept for payment and promptly purchase properly tendered shares. Stockholders who tender shares during the extended subsequent offering period will be paid the same consideration that is payable to stockholders who tendered their shares during the initial offering period. Procedures for tendering shares during the extended subsequent offering period are the same as during the initial offering period, except that shares tendered during the extended subsequent offering period may not be withdrawn and cannot be delivered by the guaranteed delivery procedure.

About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets.  Leveraging the industry’s most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it — including proofing, enrollment, issuance and usage.  With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity.  L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.l1id.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect L-1 Identity Solutions’ current expectations based on management’s beliefs and assumptions and information currently available and actual results could differ materially from these expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of government funding for the Company’s products and solutions, general economic and political conditions and the unpredictable nature of working with government agencies. Additional risks and uncertainties are described in the Securities and Exchange Commission (“SEC”) filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2007. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities.  The tender offer is being made pursuant to a tender offer statement and related materials.  Digimarc stockholders are advised to read the tender offer statement and related materials, which have been filed by L-1 with the SEC.  The tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) filed by L-1 with the SEC and the solicitation/recommendation statement filed by Digimarc with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer.  The tender offer statement and the solicitation/recommendation statement have been mailed to all Digimarc stockholders of record.

The tender offer statement and related materials may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or by calling (212) 750-5833, and may also be obtained at no charge at www.l1id.com and www.digimarc.com and the website maintained by the SEC at http://www.sec.gov.

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